Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2015 Annual and Fourth Quarter Financial Results

•	Grew net loans by 17.7% during 2015
•	Increased net income by 66.2% during 2015 as compared to 2014
•	Expanded 2015 return on average assets significantly to 1.01% as compared to 0.68% in 2014
•	Improved the efficiency ratio to 60.2% during 2015 as compared to 65.6% during 2014

DENVER, January 27, 2016 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced fourth quarter 2015 net income of $5.9 million or $0.28 per basic and diluted common share, an increase of $4.7 million or $0.22 per basic and diluted common share as compared to the fourth quarter 2014. For the year ended December 31, 2015, net income was $22.5 million or $1.07 per basic common share and $1.06 per diluted common share, an increase of $8.9 million or $0.43 per basic common share and $0.42 per diluted common share as compared to the year ended December 31, 2014.

“I am very pleased with our results for 2015,” said Paul W. Taylor, President and Chief Executive Officer. “Our experienced team of local bankers delivered strong net loan growth of 17.7% in 2015. The loan growth contributed to a 66.2% increase in net income in 2015 as compared to 2014 and we continue to balance our growth with outstanding operational execution. For 2015, we achieved a return on average assets of 1.01% as compared to 0.68% in 2014. We have also improved our efficiency ratio to 60.2% during 2015 as compared to 65.6% during 2014. Our solid results for the year demonstrate the success we are having executing our strategic plans and position us well heading into 2016.”

The Company’s net income increased $4.7 million for the fourth quarter 2015, as compared to the same quarter in the prior year, primarily due to a $2.1 million increase in interest income and the absence of a $5.5 million penalty paid during the fourth quarter of 2014 related to the prepayment of $90.0 million in Federal Home Loan Bank term advances “Fourth Quarter 2014 FHLB Penalty”. These improvements were partially offset by a $2.7 million increase in income taxes due to higher pretax income. The $2.1 million increase in interest income was primarily due to a $287.3 million increase in average loans for the quarter ended December 31, 2015 as compared to the same quarter in 2014.

For the year ended December 31, 2015, net income increased $8.9 million, as compared to the prior year, due to a $6.8 million increase in interest income, a $1.4 million decrease in interest expense, a $0.5 million increase in noninterest income and a $5.4 million decrease in noninterest expense. These improvements were partially offset by a $5.0 million increase in income taxes due to higher pretax income. The $6.8 million increase in interest income was the result of a $236.4 million increase in average loans for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The $1.4 million decrease in interest expense was primarily related to the Fourth Quarter 2014 FHLB Penalty, as discussed above. The $0.5 million increase in noninterest income was mostly due to a $0.8 million increase in investment management and trust income for the year ended December  31, 2015 as compared to the same period in 2014. The $5.4 million decrease in noninterest expense for the year ended December 31, 2015 as compared to the year ended December 31, 2014 was primarily due to the absence of the Fourth Quarter 2014 FHLB Penalty.

Key Financial Measures

Income Statement

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014

	(Dollars in thousands, except per share amounts)
Net income	$5,891	$6,002	$1,215	$22,454	$13,512
Earnings per common share - basic	$0.28	$0.28	$0.06	$1.07	$0.64
Return on average assets	1.00%	1.05%	0.23%	1.01%	0.68%
Return on average equity	10.55%	10.99%	2.32%	10.42%	6.72%
Net interest margin	3.58%	3.59%	3.61%	3.67%	3.66%
Efficiency ratio (1)	59.55%	58.75%	64.03%	60.20%	65.56%
________________

(1) The “efficiency ratio” equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt and impairment of long-lived assets divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance has been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Fourth quarter 2015 earnings per share remained the same as the third quarter 2015. Fourth quarter 2015 return on average assets was 1.00%, as compared to 1.05% in the third quarter 2015. Average earnings assets increased by $59.3 million during the fourth quarter 2015, primarily due to loan growth. As net interest margin remained relatively flat during the quarter, the quarterly variance in the return on average assets was primarily due to a combination of a $0.3 million increase in salary and benefit expense and a $0.1 million decrease in noninterest income in the fourth quarter 2015 as compared to the third quarter 2015. These variances were partially offset by a decrease in tax expense related to these two items. The fourth quarter 2015 increase in salary and benefit expense compared to the third quarter 2015 was mostly due to an additional accrual for bonus and incentive expense due to the Company’s strong performance during 2015. The decrease in noninterest income in the fourth quarter 2015 as compared to the third quarter 2015 was primarily due to normal volatility of gains on sales of small business administration (SBA) loans.

Balance Sheet

	December 31,	September 30,	Percent	December 31,	Percent
	2015	2015	Change	2014	Change
	(Dollars in thousands, except per share amounts)
Total investments	$424,692	$433,299	(2.0)%	$449,482	(5.5)%
Total loans, net of deferred costs and fees	1,814,536	1,726,151	5.1%	1,541,434	17.7%
Allowance for loan losses	(23,000)	(22,890)	0.5%	(22,490)	2.3%
Total assets	2,368,525	2,285,630	3.6%	2,124,778	11.5%
Total deposits	1,801,845	1,847,329	(2.5)%	1,685,324	6.9%
Book value per common share	10.21	10.07	1.4%	9.57	6.7%
Tangible book value per common share	9.97	9.81	1.6%	9.24	7.9%
Equity ratio - GAAP	9.36%	9.57%	(2.2)%	9.74%	(3.9)%
Tangible common equity ratio	9.16%	9.35%	(2.0)%	9.43%	(2.9)%
Total risk-based capital ratio	13.24%	13.39%	(1.1)%	13.85%	(4.4)%
Assets under management and administration	$698,247	$686,662	1.7%	$683,138	2.2%

Net Interest Income and Margin

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014

	(Dollars in thousands)
Net interest income	$19,856	$19,406	$17,680	$76,979	$68,813
Average earning assets	2,201,096	2,141,807	1,941,028	2,098,995	1,882,194
Interest rate spread	3.43%	3.45%	3.40%	3.53%	3.45%
Net interest margin	3.58%	3.59%	3.61%	3.67%	3.66%
Net interest margin, fully tax equivalent	3.66%	3.67%	3.69%	3.75%	3.74%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.30%	0.28%	0.37%	0.27%	0.37%
Average cost of deposits
(including noninterest-bearing deposits)	0.20%	0.19%	0.16%	0.18%	0.16%

Net interest income increased $2.2 million in the fourth quarter 2015, as compared to the same quarter in 2014, due to a $2.1 million increase in interest income and a $0.1 million decrease in interest expense. The increase in interest income was primarily the result of a 19.4% increase in average loan balances in the fourth quarter 2015 as compared to the same quarter in 2014.

In the fourth quarter 2015, net interest income increased $0.5 million as compared to the third quarter 2015, due to a $0.6 million increase in interest income, partially offset by a $0.1 million increase in interest expense. The increase in interest income during the fourth quarter 2015, as compared to the third quarter 2015, was primarily due to a $65.8 million increase in average loan balances.  The increase in interest expense during the fourth quarter 2015, as compared to the third quarter 2015, was due to a $35.1 million increase in average interest-bearing deposits and an increase in the average cost of borrowings.

Net interest income increased by $8.2 million, to $77.0 million for the year ended December 31, 2015, as compared to $68.8 million in 2014. The increase in net interest income during 2015 was attributable to a $6.8 million increase in interest income and a $1.4 million decrease in interest expense. The year-over-year increase in interest income was driven by a $236.4 million increase in average loans as compared to 2014. The decline in interest expense during 2015, as compared to the prior year, was primarily due to the Fourth Quarter 2014 FHLB Penalty. During 2015, the Company recognized a one basis point expansion in net interest margin to 3.67%,  which was primarily the result of the decline in the average cost of borrowings, discussed above.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014

	(In thousands)
Noninterest income:
Deposit service and other fees	$2,259	$2,309	$2,358	$8,941	$9,066
Investment management and trust	1,225	1,292	1,231	5,189	4,380
Increase in cash surrender value of
life insurance	442	447	418	1,758	1,295
Gain on sale of securities	132	-	-	132	28
Gain on sale of SBA loans	143	232	447	824	798
Other	61	119	408	336	1,128
Total noninterest income	$4,262	$4,399	$4,862	$17,180	$16,695

Fourth quarter 2015 noninterest income was $4.3 million as compared to $4.4 million in the third quarter 2015 and $4.9 million in the fourth quarter 2014.

Fourth quarter 2015 noninterest income declined $0.6 million, as compared to the fourth quarter 2014, primarily due to a $0.3 million decrease in other noninterest income related to non-recurring income received in 2014 and a $0.3 million decline in gains on sales of SBA loans.

For the year ended December 31, 2015, noninterest income increased $0.5 million, primarily as a result of a $0.8 million increase in investment management and trust earnings and a $0.5 million increase in earnings on bank owned life insurance (BOLI), partially offset by a $0.8 million decline in other noninterest income. The increase in investment management and trust income during 2015, as compared to 2014 was mostly due to the Company’s July 2014 acquisition of an investment management firm. The increase in BOLI income was primarily the result of an additional $15.0 million in BOLI insurance purchased during the fourth quarter of 2014 and the first quarter of 2015. The decrease in other noninterest income during 2015, as compared to 2014, was comprised of a $0.3 decrease in customer interest rate swap income and a $0.3 million decrease related to non-recurring income received in 2014.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$8,643	$8,318	$8,434	$33,564	$32,766
Occupancy expense	1,498	1,487	1,544	6,312	6,308
Furniture and equipment	801	740	698	3,007	2,759
Amortization of intangible assets	495	495	654	1,981	2,506
Other real estate owned, net	16	(31)	142	80	367
Insurance and assessment	603	604	576	2,398	2,355
Professional fees	700	838	927	3,220	3,520
Prepayment penalty on debt
extinguishment	-	-	5,459	-	5,459
Impairment of long-lived assets	-	-	76	122	186
Other general and administrative	2,491	2,415	2,524	9,655	9,520
Total noninterest expense	$15,247	$14,866	$21,034	$60,339	$65,746

Noninterest expense increased by $0.4 million to $15.2 million in the fourth quarter 2015 as compared to $14.9 million in the third quarter 2015, and decreased $5.8 million as compared to the same quarter in 2014. The increase in noninterest expense as compared to the third quarter 2015 was primarily attributable to a $0.3 million increase in salaries and employee benefits, specifically related to incentive compensation. Excluding the Fourth Quarter 2014 FHLB Penalty, fourth quarter 2015 noninterest expense increased by $0.3 million as compared to the fourth quarter 2014. The Company’s tax equivalent efficiency ratio was 59.55% for the fourth quarter 2015, as compared to 58.75% for the third quarter 2015, and 64.03% for the fourth quarter 2014.

Noninterest expense was $60.3 million for the year ended December 31, 2015, a decrease of $5.4 million as compared to $65.7 million in 2014, primarily due to the Fourth Quarter 2014 FHLB Penalty. During 2015, salaries and employee benefits increased $0.8 million mostly due to an increase in incentive compensation, resulting from the continued strong financial performance of the Company.

Balance Sheet

	December 31,	September 30,	Percent	December 31,	Percent
	2015	2015	Change	2014	Change
	(Dollars in thousands)
Total assets	$2,368,525	$2,285,630	3.6%	$2,124,778	11.5%
Average assets, quarter-to-date	2,327,224	2,268,603	2.6%	2,067,371	12.6%
Total loans, net of deferred costs and fees	1,814,536	1,726,151	5.1%	1,541,434	17.7%
Total deposits	1,801,845	1,847,329	(2.5)%	1,685,324	6.9%

Equity ratio - GAAP	9.36%	9.57%	(2.2)%	9.74%	(3.9)%
Tangible common equity ratio	9.16%	9.35%	(2.0)%	9.43%	(2.9)%

At December 31, 2015, the Company had total assets of $2.4 billion, reflecting an $82.9 million increase as compared to September 30, 2015, and a $243.7 million increase as compared to December 31, 2014. The increase in total assets during 2015 was primarily comprised of growth in net loans of $273.1 million, partially offset by a $24.8 million decrease in total investments and a $5.7 million decrease in cash. The increase in total assets was primarily funded by a $116.5 million increase in total deposits, a $113.5 million increase in securities sold under agreements to repurchase and borrowings and a $14.7 million net increase in equity.

The following table sets forth the amount of loans outstanding at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
	(In thousands)
Loans held for sale	$-	$8	$423	$700	$-
Commercial and residential real estate	1,281,701	1,196,209	1,146,508	1,055,219	1,049,315
Construction	107,170	92,473	85,516	72,505	66,634
Commercial	323,552	336,414	333,860	326,679	324,057
Agricultural	9,294	10,991	12,380	10,625	10,625
Consumer	66,288	63,517	61,870	60,008	60,155
SBA	25,645	25,911	26,975	27,419	30,025
Other	631	510	1,299	2,133	1,002
Total gross loans	1,814,281	1,726,033	1,668,831	1,555,288	1,541,813
Deferred costs and (fees)	255	118	(173)	(134)	(379)
Loans, net of deferred costs and fees	$1,814,536	$1,726,151	$1,668,658	$1,555,154	$1,541,434

The following table presents the changes in our loan balances at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
	(In thousands)
Beginning balance	$1,726,151	$1,668,658	$1,555,154	$1,541,434	$1,482,268
New credit extended	155,745	149,502	169,687	95,738	106,718
Net existing credit advanced	61,165	60,784	83,792	57,900	71,815
Net pay-downs and maturities	(129,189)	(152,279)	(138,770)	(141,983)	(119,854)
Charge-offs and other	664	(514)	(1,205)	2,065	487
Loans, net of deferred costs and fees	$1,814,536	$1,726,151	$1,668,658	$1,555,154	$1,541,434

Net change - loans outstanding	$88,385	$57,493	$113,504	$13,720	$59,166

During the fourth quarter 2015, loans net of deferred costs and fees increased $88.4 million which was comprised of an $85.5 million increase in commercial and residential real estate loans and a $14.7 million increase in construction loans, partially offset by a $12.9 million decline in commercial loans, primarily energy related. Fourth quarter 2015 net loan growth consisted of $216.9 million in new loans and net existing credit advanced, partially offset by $129.2 million in net loan pay-downs and maturities. In addition to contractual loan principal payments and maturities, the fourth quarter 2015 included $25.2 million in early payoffs related to the sale of the borrower’s assets, $19.0 million in payoffs due to our strategic decision to not match certain financing terms offered by competitors, $11.5 million in pay-downs related to revolving line of credit fluctuations and $11.2 million in pay-downs of energy-related loans.

During the fourth quarter 2015, we continued to proactively reduce our direct exposure to the energy industry, realizing reductions of 46.8%, or $24.2 million, in commitments and 49.5%, or $11.2 million, in outstanding loan balances. As compared to December 31, 2014, our direct exposure to the energy industry has declined by 74.7%, or $81.5 million, in commitments and by 80.6%, or $47.2 million, in outstanding loan balances. Our current energy portfolio consists of four relationships totaling $11.4 million in outstanding loan balances, which is less than 1.0% of our total loan portfolio. At December 31, 2015, the energy portfolio was comprised entirely of exploration and production loans, with relatively equal exposure to oil and natural gas.

For the year ended December 31, 2015, loans net of deferred costs and fees increased by $273.1 million, or 17.7%. Net loan growth was comprised of a $232.4 million increase in commercial and residential real estate loans and a $40.5 million increase in construction loans. The growth in loans was the result of the development of new customer relationships and growth in existing customer relationships. The utilization rate on commercial lines of credit was 41.2% at December 31, 2015 as compared to 41.0% at December 31, 2014.

At December 31, 2015, 1-4 family residential real estate loans were $349.1 million, as compared to $302.9 million at September 30, 2015, and $262.7 million as of December 31, 2014. The fourth quarter and annual growth in 1-4 family residential real estate loans was mostly due to growth in jumbo mortgage loans.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
	(In thousands)
Noninterest-bearing demand	$612,371	$683,797	$622,364	$659,765	$654,051
Interest-bearing demand and NOW	381,834	405,092	379,495	356,573	326,748
Money market	397,371	369,023	362,798	370,705	374,063
Savings	151,130	144,602	139,305	141,948	138,588
Time	259,139	244,815	238,037	192,890	191,874
Total deposits	$1,801,845	$1,847,329	$1,741,999	$1,721,881	$1,685,324

At December 31, 2015, non-maturing deposits were $1.5 billion, an increase of $49.3 million as compared to December 31, 2014, and a decrease of $59.8 million as compared to September 30, 2015. Non-maturing deposits increased significantly during the third quarter 2015 due to seasonal cash fluctuations of various commercial customers.  Many of these same customers withdrew a portion of their balances during the fourth quarter 2015,  which resulted in the decline in non-maturing deposits during the fourth quarter 2015 as compared to the third quarter 2015. During 2015, non-maturing deposits grew 3.3% as compared to the prior year. At December 31, 2015, noninterest-bearing deposits as a percentage of total deposits were 34.0%, as compared to 37.0% at September 30, 2015, and 38.8% at December 31, 2014.

At December 31, 2015, securities sold under agreements to repurchase were $26.5 million, a decrease of $7.0 million as compared to December 31, 2014, and a decrease of $3.7 million as compared to September 30, 2015.

Total FHLB borrowings were $280.8 million at December 31, 2015 consisting of $185.8 million of overnight advances on our subsidiary bank, Guaranty Bank and Trust Company’s (Bank) line of credit and $95.0 million in term advances. At December 31, 2014, total FHLB borrowings consisted of $140.3 million in overnight advances and $20.0 million in term advances.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at December 31, 2015	Ratio at December 31, 2014	Minimum Capital Requirement at December 31, 2015	Minimum Requirement for "Well-Capitalized" Institution at December 31, 2015
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	10.94%	N/A	4.50%	N/A
Guaranty Bank and Trust Company	11.96%	N/A	4.50%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	12.11%	12.60%	6.00%	N/A
Guaranty Bank and Trust Company	11.96%	12.33%	6.00%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.24%	13.85%	8.00%	N/A
Guaranty Bank and Trust Company	13.09%	13.58%	8.00%	10.00%

Leverage Ratio
Consolidated	10.68%	11.10%	4.00%	N/A
Guaranty Bank and Trust Company	10.55%	10.86%	4.00%	5.00%

At December 31, 2015, all of our regulatory capital ratios remain well above minimum requirements for a “well-capitalized” institution. Our ratios decreased as compared to our ratios at December 31, 2014 primarily due to an increase in risk-weighted assets during the year, driven primarily by loan growth in addition to new risk-weighting requirements under the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III, which became effective in the first quarter of 2015.

Asset Quality

The following table presents select asset quality data, including quarterly charged-off loans, recoveries and provision (credit) for loans losses are presented for each of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
	(Dollars in thousands)
Nonaccrual loans and leases	$14,474	$14,512	$13,192	$13,266	$12,617
Accruing loans past due 90 days or more (1)	-	-	-	-	-

Total nonperforming loans (NPLs)	$14,474	$14,512	$13,192	$13,266	$12,617
Other real estate owned and foreclosed assets	674	1,371	1,503	2,175	2,175

Total nonperforming assets (NPAs)	$15,148	$15,883	$14,695	$15,441	$14,792

Total classified assets	$26,428	$31,208	$31,762	$28,637	$27,271

Accruing loans past due 30-89 days (1)	$2,091	$3,461	$1,487	$8,368	$1,381

Charged-off loans	$(66)	$(75)	$(48)	$(49)	$(73)
Recoveries	184	101	285	82	214
Net recoveries	$118	$26	$237	$33	$141

Provision (credit) for loan losses	$(8)	$14	$113	$(23)	$(1)

Allowance for loan losses	$23,000	$22,890	$22,850	$22,500	$22,490

Selected ratios:
NPLs to loans, net of deferred costs and fees (2)	0.80%	0.84%	0.79%	0.85%	0.82%
NPAs to total assets	0.64%	0.69%	0.65%	0.72%	0.70%
Allowance for loan losses to NPLs	158.91%	157.73%	173.21%	169.61%	178.25%
Allowance for loan losses to loans, net of
deferred costs and fees (2)	1.27%	1.33%	1.37%	1.45%	1.46%
Loans 30-89 days past due to loans, net of
deferred costs and fees (2)	0.12%	0.20%	0.09%	0.54%	0.09%
Texas ratio (3)	5.65%	6.09%	5.80%	6.07%	6.01%
Classified asset ratio (4)	11.66%	13.51%	13.87%	11.26%	11.08%

______________________________________

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2)Loans, net of deferred costs and fees, exclude loans held for sale.

(3)Texas ratio is defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(4)Classified asset ratio is defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

December 31, 2015	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$653	$-	$11,905	$12,558	$1,281,881
Construction	-	-	986	986	107,185
Commercial	1,147	-	874	2,021	323,598
Consumer	291	-	459	750	66,297
Other	-	-	250	250	35,575
Total	$2,091	$-	$14,474	$16,565	$1,814,536

December 31, 2014	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$92	$-	$11,872	$11,964	$1,049,057
Construction	-	-	-	-	66,618
Commercial	1,080	-	18	1,098	323,977
Consumer	66	-	559	625	60,140
Other	143	-	168	311	41,642
Total	$1,381	$-	$12,617	$13,998	$1,541,434

During the fourth quarter 2015, nonperforming assets decreased by $0.7 million from September 30, 2015 and increased by $0.4 million from December 31, 2014. The decrease in nonperforming assets at December 31, 2015 as compared to September 30, 2015 was primarily the result of the sale of a single OREO property valued at $0.7 million as of September 30, 2015. The $0.4 million increase in nonperforming assets as of December 31, 2015, as compared to December 31, 2014, was the result of three loans with an aggregate principal balance of $2.7 million which were moved to nonaccrual status during 2015, partially offset by a $1.5 million decline in OREO during the year. As of December 31, 2015, nonperforming loans included one out-of-state loan participation with a balance of $9.5 million.

At December 31, 2015, classified assets represent 11.7% of bank-level Tier 1 risk-based capital plus allowance for loan losses, as compared to 13.5% at September 30, 2015, and 11.1% at December 31, 2014.

Net recoveries in fourth quarter 2015 were $0.1 million as compared to an immaterial amount of net recoveries in the third quarter 2015, and net recoveries of $0.1 million in the fourth quarter 2014. The Bank considered recoveries, historical charge-offs, level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of December 31, 2015, the Company had 21,704,852 shares of common stock outstanding, consisting of 20,685,852 shares of voting common stock, of which 590,755 shares were in the form of unvested stock awards, and 1,019,000 shares of non-voting common stock.

Non-GAAP Financial Measures

The Company discloses certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, pre-tax operating earnings adjusted for (if any) provision (credit) for loan losses, OREO expenses, debt termination expense, impairments of long-lived assets and securities gains and losses.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP pre-tax operating earnings to GAAP net income before income taxes as of the dates indicated:

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014

	(Dollars in thousands, except per share amounts)
Income before income taxes	$8,879	$8,925	$1,509	$33,724	$19,748
Adjusted for:
Provision (credit) for loan losses	(8)	14	(1)	96	14
Expenses (gains) related to other real
estate owned, net	16	(31)	142	80	367
Prepayment penalty on debt
extinguishment	-	-	5,459	-	5,459
Impairment of long-lived assets	-	-	76	122	186
Gain on sale of securities	(132)	-	-	(132)	(28)
Pre-tax operating earnings	$8,755	$8,908	$7,185	$33,890	$25,746

Weighted basic average common
shares outstanding:	21,077,889	21,076,380	20,968,551	21,065,590	20,957,702
Fully diluted average common
shares outstanding:	21,303,763	21,224,989	21,114,680	21,272,336	21,086,543

Pre-tax operating earnings per common
share–basic:	$0.42	$0.42	$0.34	$1.61	$1.23
Pre-tax operating earnings per common
share–diluted:	$0.41	$0.42	$0.34	$1.59	$1.22

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	December 31,	September 30,	December 31,
	2015	2015	2014
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$221,639	$218,803	$206,939
Less: Intangible assets	(5,173)	(5,668)	(7,154)
Tangible common equity	$216,466	$213,135	$199,785

Number of common shares outstanding	21,704,852	21,728,202	21,628,873

Book value per common share	$10.21	$10.07	$9.57
Tangible book value per common share	$9.97	$9.81	$9.24

Tangible Common Equity Ratio
	December 31,	September 30,	December 31,
	2015	2015	2014
	(Dollars in thousands)
Total stockholders' equity	$221,639	$218,803	$206,939
Less: Intangible assets	(5,173)	(5,668)	(7,154)
Tangible common equity	$216,466	$213,135	$199,785

Total assets	$2,368,525	$2,285,630	$2,124,778
Less: Intangible assets	(5,173)	(5,668)	(7,154)
Tangible assets	$2,363,352	$2,279,962	$2,117,624

Equity ratio - GAAP (total stockholders'
equity / total assets)	9.36%	9.57%	9.74%
Tangible common equity ratio (tangible
common equity / tangible assets)	9.16%	9.35%	9.43%

The following non-GAAP schedule reconciles the following GAAP measures to net income,  earnings per share and ROAA excluding the impact of the net Fourth Quarter 2014 FHLB Penalty for the periods presented:

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014

	(Dollars in thousands, except per share amounts)
Net income	$5,891	$1,215	$22,454	$13,512
Adjusted for:
Prepayment penalty on debt extinguishment	-	5,459	-	5,459
Tax effect on prepayment penalty	-	(2,075)	-	(2,075)
Net income excluding prepayment penalty	$5,891	$4,599	$22,454	$16,896

Average assets	$2,327,224	$2,067,371	$2,226,794	$2,001,552

Weighted basic average common shares outstanding:	21,077,889	20,968,551	21,065,590	20,957,702
Fully diluted average common shares outstanding:	21,303,763	21,114,680	21,272,336	21,086,543

ROAA (GAAP)	1.00%	0.23%	1.01%	0.68%
ROAA (excluding prepayment penalty)	1.00%	0.88%	1.01%	0.84%

Earnings per common share–basic:	$0.28	$0.06	$1.07	$0.64
Earnings per common share–basic (excluding	0.28	0.22	1.07	0.81
prepayment penalty):

Earnings per common share–diluted:	$0.28	$0.06	$1.06	$0.64
Earnings per common share–diluted (excluding
prepayment penalty):	0.28	0.22	1.06	0.80

About Guaranty Bancorp

Guaranty Bancorp is a $2.4 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	September 30,	December 31,
	2015	2015	2014
	(In thousands)
Assets
Cash and due from banks	$26,711	$23,750	$32,441

Securities available for sale, at fair value	255,431	276,353	346,146
Securities held to maturity	148,761	140,928	88,514
Bank stocks, at cost	20,500	16,018	14,822
Total investments	424,692	433,299	449,482

Loans held for sale	-	8	-

Loans, held for investment, net of deferred costs and fees	1,814,536	1,726,143	1,541,434
Less allowance for loan losses	(23,000)	(22,890)	(22,490)
Net loans, held for investment	1,791,536	1,703,253	1,518,944

Premises and equipment, net	48,308	48,564	45,937
Other real estate owned and foreclosed assets	674	1,371	2,175
Other intangible assets, net	5,173	5,668	7,154
Bank owned life insurance	48,909	48,537	42,456
Other assets	22,522	21,180	26,189
Total assets	$2,368,525	$2,285,630	$2,124,778

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$612,371	$683,797	$654,051
Interest-bearing demand and NOW	381,834	405,092	326,748
Money market	397,371	369,023	374,063
Savings	151,130	144,602	138,588
Time	259,139	244,815	191,874
Total deposits	1,801,845	1,847,329	1,685,324
Securities sold under agreement to repurchase and
federal funds purchased	26,477	30,151	33,508
Federal Home Loan Bank term notes	95,000	95,000	20,000
Federal Home Loan Bank line of credit borrowing	185,847	56,300	140,300
Subordinated debentures	25,774	25,774	25,774
Interest payable and other liabilities	11,943	12,273	12,933
Total liabilities	2,146,886	2,066,827	1,917,839

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	712,334	711,610	709,365
Accumulated deficit	(382,147)	(385,930)	(396,172)
Accumulated other comprehensive loss	(4,805)	(3,421)	(3,127)
Treasury stock	(103,743)	(103,456)	(103,127)
Total stockholders’ equity	221,639	218,803	206,939
Total liabilities and stockholders’ equity	$2,368,525	$2,285,630	$2,124,778

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$18,439	$16,311	$70,188	$62,819
Investment securities:
Taxable	2,060	2,183	8,325	9,178
Tax-exempt	719	701	2,852	2,708
Dividends	235	185	959	807
Federal funds sold and other	1	4	6	8
Total interest income	21,454	19,384	82,330	75,520
Interest expense:
Deposits	923	667	3,207	2,464
Securities sold under agreement to repurchase and
federal funds purchased	14	13	45	40
Borrowings	453	823	1,285	3,403
Subordinated debentures	208	201	814	800
Total interest expense	1,598	1,704	5,351	6,707
Net interest income	19,856	17,680	76,979	68,813
Provision (credit) for loan losses	(8)	(1)	96	14
Net interest income, after provision for loan losses	19,864	17,681	76,883	68,799
Noninterest income:
Deposit service and other fees	2,259	2,358	8,941	9,066
Investment management and trust	1,225	1,231	5,189	4,380
Increase in cash surrender value of life insurance	442	418	1,758	1,295
Gain on sale of securities	132	-	132	28
Gain on sale of SBA loans	143	447	824	798
Other	61	408	336	1,128
Total noninterest income	4,262	4,862	17,180	16,695
Noninterest expense:
Salaries and employee benefits	8,643	8,434	33,564	32,766
Occupancy expense	1,498	1,544	6,312	6,308
Furniture and equipment	801	698	3,007	2,759
Amortization of intangible assets	495	654	1,981	2,506
Other real estate owned, net	16	142	80	367
Insurance and assessments	603	576	2,398	2,355
Professional fees	700	927	3,220	3,520
Prepayment penalty on debt extinguishment	-	5,459	-	5,459
Impairment of long-lived assets	-	76	122	186
Other general and administrative	2,491	2,524	9,655	9,520
Total noninterest expense	15,247	21,034	60,339	65,746
Income before income taxes	8,879	1,509	33,724	19,748
Income tax expense	2,988	294	11,270	6,236
Net income	$5,891	$1,215	$22,454	$13,512

Earnings per common share–basic:	$0.28	$0.06	$1.07	$0.64
Earnings per common share–diluted:	0.28	0.06	1.06	0.64

Dividend declared per common share:	$0.10	$0.05	$0.40	$0.20

Weighted average common shares outstanding-basic:	21,077,889	20,968,551	21,065,590	20,957,702
Weighted average common shares outstanding-diluted:	21,303,763	21,114,680	21,272,336	21,086,543

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014

	(In thousands)
Assets
Interest earning assets
Loans, net of deferred costs and fees	$1,769,010	$1,703,218	$1,481,748	$1,655,857	$1,419,483
Securities	429,971	436,643	452,200	441,046	459,451
Other earning assets	2,115	1,946	7,080	2,092	3,260
Average earning assets	2,201,096	2,141,807	1,941,028	2,098,995	1,882,194
Other assets	126,128	126,796	126,343	127,799	119,358
Total average assets	$2,327,224	$2,268,603	$2,067,371	$2,226,794	$2,001,552

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$648,903	$637,184	$637,551	$642,015	$585,671
Interest-bearing deposits	1,194,964	1,159,829	1,034,401	1,119,309	997,183
Average deposits	1,843,867	1,797,013	1,671,952	1,761,324	1,582,854
Other interest-bearing liabilities	246,959	242,330	175,203	236,568	207,762
Other liabilities	14,883	12,518	12,192	13,389	9,854
Total average liabilities	2,105,709	2,051,861	1,859,347	2,011,281	1,800,470
Average stockholders’ equity	221,515	216,742	208,024	215,513	201,082
Total average liabilities and stockholders’ equity	$2,327,224	$2,268,603	$2,067,371	$2,226,794	$2,001,552